N-SAR for U.S. Accolade Funds
For the Period Ending October 31, 2003
File Number 811-7662
CIK Number 0000902042


Sub-Item 77K: Changes in Registrant's Certifying Accountant

Change in Independent Auditors


On September 24, 2003, Ernst & Young LLP (E&Y) resigned as the Trusts independent auditors for the fiscal year ending October 31, 2003. E&Ys audit reports on the Trusts financial statements for the fiscal years ended October 31, 2002 and October 31, 2001 contained no adverse opinion or disclaimer of opinion, nor were their reports qualified or modified as to uncertainty, audit scope, or accounting principles. During the Trusts fiscal years ended
October 31, 2002 and October 31, 2001, and the interim period commencing
November 1, 2002 and ending September 24, 2003, (i) there were no disagreements between the Trust and E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the financial statements to for such years, and (ii) there were no reportable events of the kind described in Item 304(a)(1)(v) of
 Regulation S-K under the Securities Exchange Act of 1934, as amended.

On October 15, 2003, the Audit Committee and the Board of Trustees voted to appoint
KPMG LLP as the Trusts independent auditors for the fiscal year ended October 31, 2003.
During the Trusts fiscal years ended October 31, 2002 and October 31, 2001 and the interim period commencing November 1, 2002 and ending September 24, 2003, neither the Trust nor anyone on its behalf had consulted KPMG LLP on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Trusts financial statements or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation
S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

The Trust has requested that E&Y furnish it with a letter addressed to the SEC stating whether it agrees with the above statements. A copy of such letter, dated December 22, 2003, is filed as an Exhibit to this Form N-SAR.

Filed in Response to N-SAR filing 77k
Reg S-K Item 304(a)(3) Requirement


December 22, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Dear Sirs:

We have read Sub-Item 77k of Form N-SAR of the U.S. Global Accolade Funds and are in agreement with the statements contained in the first and third paragraphs therein. We have no basis to agree or disagree with other statements of the registrant
contained therein.

Very truly yours,


/s/ Ernst & Young LLP
Ernst & Young LLP
200 Clarendon Street
Boston, Massachusetts 02116-5072